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                                                                      Exhibit 23


                        Independent Auditors' Consent


The Board of Directors
Dime Bancorp. Inc.:


We consent to incorporation by reference in the Registration Statements(Nos. 33-88552, 33-88554, 33-88556, 33-88558, 33-88560, 33-88566, 333-04477,
333-26609, 333-26777, 333-35565, 333-48127, 333-51941, 333-54306, 333-64509,
333-75103, 333-77317, 333-88071 and 333-89901) on Form S-8 of Dime Bancorp,
Inc. of our report dated January 19, 2001 relating to the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Dime Bancorp, Inc.



/s/ KPMG LLP


New York, New York
April 2, 2001